As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

22-3962936

(I.R.S. Employer Identification Number)

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(Address of Registrant's principal executive offices, including zip code)

2021 RESTRICTED STOCK PLAN

(Full title of the Plan)

Legalinc

1810 East Sahara Avenue, Suite 215, Las Vegas, NV 89104

(866) 757 - 5850

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 Par Value[1]	5,000,000	$5.31	$26,550,000	$2,462

1

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Greenbox POS (the “Registrant” or the “Company”), which become issuable under the Greenbox POS Restricted Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of shares of common stock to be offered or sold pursuant to the employee benefit plan described herein.

2

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The calculation of the registration fee is based upon a per share price of $5.31, which was the average of the high and low price of the common stock of the Registrant on November 22, 2021 as reported for such date on NASDAQ.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Greenbox POS (“we,” “us,” “our,” the “Company,” or the “Registrant”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register 5,000,000 shares of our common stock that may be issued pursuant to our 2021 Restricted Stock Plan (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus for the Plan that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Ben Errez, Chairman

GREENBOX POS

3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108

Telephone: (855) 201-1613

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 30, 2021;
2.

Our Quarterly Report on Form 10-Q for the three months ended September 30, 2021 filed with the Commission on November 15, 2021; our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 filed with the Commission on August 12, 2021; and our Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the Commission on May 13, 2021;

3.

Our Current Reports on Form 8-K filed with the SEC on January 25, 2021; February 1, 2021; February 17, 2021; February 19, 2021; April 26, 2021; May 10, 2021; May 27, 2021; July 19, 2021; September 20, 2021; September 28, 2021; November 3, 2021; and November 12, 2021 except for any information furnished under Item 2.02 or Item 7.01 therein, which is not deemed to be filed and not incorporated by reference herein; and

4.

The description of our common stock contained in the Registration Statement on Form S-1 filed on January 29, 2021 (Registration Number 333-252576), as amended on February 10, 2021, and on Form 8-A12B filed on February 16, 2021.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: GreenBox POS; Attention: Ben Errez, 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108, telephone: (855) 201-1613. You may also view such documents on our website on https://investors.greenboxpos.com/. Any of the other information found on our website, or third-party websites that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

Our bylaws provide that we will indemnify each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter “proceedings”), by reason of the fact that he or she is or was a director or officer of the Company or, that being or having been such a director or officer of the Company, he or she is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereafter an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as such a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Company against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Company or a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall insure to the benefit of the indemnitee’s heirs, executors and administrators. The Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board.

The Company is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes. If the Nevada Private Corporations Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Law, as so amended. Our Articles of Incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the Nevada Private Corporations Law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Under our bylaws, we may enter into indemnification agreements with our directors, officers, and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description	Form	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on August 29, 2007	S-1	3.1	02/12/2008
3.2	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 18, 2017	10-K	3.2	04/16/2019
3.3	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on May 3, 2018	10-K	3.3	04/16/2019
3.4	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on December 13, 2018	10-K	3.4	04/16/2019
3.5	Bylaws of GreenBox POS	S-1	3.2	02/12/2008
4.1	2021 Restricted Stock Plan				X
5.1	Opinion of FitzGerald Yap Kreditor, LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of FitzGerald Yap Kreditor LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on November 24, 2021.

Greenbox POS

/s/ Fredi Nisan

By: Fredi Nisan

Its: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Fredi Nisan and Ben Errez, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fredi Nisan	Chief Executive Officer and Director	November 24, 2021
Fredi Nisan	(Principal Executive Officer)

/s/ Benjamin Chung	Chief Financial Officer	November 24, 2021
Benjamin Chung	(Principal Financial Officer)

/s/ Ben Errez	Chairman	November 24, 2021
Ben Errez

/s/ Genevieve Baer	Director	November 24, 2021
Genevieve Baer

/s/ William J. Caragol	Director	November 24, 2021
William J. Caragol

/s/ Ezra Laniado	Director	November 24, 2021
Ezra Laniado

/s/ Carl Williams	Director	November 24, 2021
Carl Williams

/s/ Dennis James	Director	November 24, 2021
Dennis James